Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Northern Institutional Funds – Prime Obligations Portfolio (GFS Shares) filed with the Securities and Exchange Commission under the Securities Act of 1933 (File No. 002-80543).

/s/ Ernst & Young LLP

Chicago, Illinois
March 1, 2011